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                                                        Exhibit 99.1
                                                        [LETTERHEAD]

NEWS RELEASE
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Contacts:

      Raymond J. Pacini, Chief Financial Officer, 714-833-3030 x291 Lucy Dunn, Senior Vice President, 714-477-0873


                         KREG ANNOUNCES COURT'S DECISION
                           ON BOLSA CHICA LITIGATION

     NEWPORT BEACH, CALIF. -- June 4, 1997 -- Koll Real Estate Group, Inc. (NASDAQ:KREG) announced today that the San Diego Superior Court issued a decision to return the Bolsa Chica Local Coastal Program ("LCP") to the California Coastal Commission for further consideration. From the Company's perspective, the court's decision today was primarily focused on the lowlands, where KREG no longer has a real estate development interest.

    The court's decision that the Coastal Commission reconsider the LCP was based on the court's determination (i) that development of homes in the lowlands is not in compliance with the Coastal Act and (ii) that the filing of a 1.8 acre pond on the Bolsa Chica mesa is not in compliance with the Coastal Act.

    With respect to the Bolsa Chica mesa, the court's decision concluded that the Coastal Commission failed to weigh and resolve a conflict in Coastal Act policies related to a small pond adjacent to Warner Avenue. The court's decision directed that the Coastal Commission reconsider its treatment of the Warner Avenue pond. In every other respect, the court supported the Coastal Commission's approval of the plan for development of the mesa. The court agreed with the Coastal Commission's findings with regard to (i) the


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June 4, 1997                                                       Page 2

relocation of raptor habitat, (ii) adequacy of a buffer between the new residential development and the lowlands, and (iii) treatment of archeological resources.

    While KREG believes that the Coastal Commission's prior action concerning the Warner Avenue pond is fully supported under the Coastal Act, the Company is also pleased to see that its plan for the Bolsa Chica mesa development was otherwise upheld by the court. The Company is currently weighing its options for dealing with the court's concerns about the findings of the Coastal Commission concerning the Warner Avenue pond, including the possibility of filing an appeal.

     The court has directed counsel to submit a proposed writ and judgment, which will determine the specific issues to be reconsidered by the Coastal Commission, for the court's review by June 27, 1997. The Company will not make any decision regarding a potential appeal until the final writ is reviewed by the Company and is approved by the court.

     The Company expects that the court's ruling may delay the previously planned start of infrastructure construction during the fourth quarter of 1997; however, the Company is unable to predict the nature or length of any such delay at this time. While the Company believes that the court's ruling will not permanently prevent its planned development on the Bolsa Chica mesa, there can be no assurance in this regard.

     Bolsa Chica is located in the County of Orange, California, adjacent to the City of Huntington Beach. In February 1997, KREG sold 880 acres of its property in the Bolsa Chica lowlands to the California State Lands Commission for wetlands preservation and restoration purposes. The Ports of Los Angeles and Long Beach, together with other state


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June 4, 1997                                                       Page 3

and federal agencies, will fund the restoration and preservation of a total of 1,200 acres of wetlands. KREG will limit its residential development to approximately 200 acres on the upland mesa. No development will occur in the wetlands or lowlands previously owned by KREG.

    Any forward-looking statements in this press release involve risks and uncertainties. The actual results could differ materially from those currently anticipated in any such forward-looking statements because of many factors.

    KREG provides residential and commercial real estate development services on a national and international basis. The Company holds a large residential land inventory in Southern California.


                                   **END**

    EDITOR'S NOTE: Please do not confuse publicly-owned Koll Real Estate Group, Inc. with three privately-owned and separately-operated companies which also carry the Koll name: Koll, which provides a full range of real estate services, including property, facilities and asset management, to clients throughout the United States and Asia; Koll Construction, one of the country's largest multi-service construction firms; and Koll Resorts International, a leading developer of resort communities in Mexico and a consultant for golf and resort development and management in Mexico and the United States.